As filed with the Securities and Exchange Commission on June 27, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA PUBLIC SECURITY TECHNOLOGY, INC.
(Exact name of registrant as specified in its Charter)

FLORIDA (State or other jurisdiction of incorporation or organization)	59-1944687 (I.R.S. Employer Identification No.)
Unit D, Block 2, Tian An Cyber Park Chegongmiao, Shenzhen, Guangdong, 518040 People’s Republic of China (+86) 755 -8835-2899 (Address of Principal Executive Offices)

CHINA PUBLIC SECURITY TECHNOLOGY, INC. 2007 EQUITY INCENTIVE PLAN (Full title of the plan)
Jiang Huai Lin Unit D, Block 2, Tian An Cyber Park Chegongmiao, Shenzhen, Guangdong, 518040 People’s Republic of China (+86) 755 -8835-2899 (Name, Address and Telephone Number of Agent for Service)	With a copy to: Louis A. Bevilacqua, Esq. Thomas M. Shoesmith, Esq. Joseph R. Tiano, Esq. Thelen Reid Brown Raysman & Steiner LLP 701 8th Street, N.W. Washington, D.C. 20001 (202) 508-4000

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common stock, $0.01	8,000,000	$4.77	$38,160,000	$1,172

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)

Estimated pursuant to Rule 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee for the 8,000,000 shares registered hereunder, based the upon the closing price per share of the common stock on the Over-the-Counter Bulletin Board on June 26, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.

        PLAN INFORMATION.*

ITEM 2.

        Company Information and Employee Plan Annual Information. *

*The document(s) containing the information specified in Part 1 of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such document(s) are not being filed with the Commission, but constitute (along with the documents incorporated by reference into the Registration Statement pursuant  to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

        INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which the Registrant previously filed with the Securities and Exchange Commission (the “SEC”), are incorporated by reference in this Registration Statement:

(a)

The Registrant’s prospectus filed, pursuant to Rule 424(b)(3), with the Commission on April 23, 2007 (Commission File No. 333-142303) which includes audited financial statements for the Registrant’s latest fiscal year;

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the prospectus referred to in (a) above; and

(c)

The description of our securities contained in the prospectus referred to in (a) above.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration  Statement and to be a part  thereof  from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus which is a part hereof (the “Prospectus”) to the extent that a statement contained herein or therein or in any other  subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the Prospectus.

ITEM 4.

        Description of Securities.

The description of the Registrant’s Common Stock set forth under the caption “Description of Capital Stock” at page 45 of the Registrant’s prospectus filed, pursuant to Rule 424(b)(3), with the Commission on April 23, 2007, is hereby incorporated by reference.

ITEM 5.

        Interests of Named Experts and Counsel.

Not applicable.

ITEM 6.

        Indemnification of Directors and Officers.

Our Bylaws provide for the indemnification of our directors and officers, past, present and future, under certain circumstances, against attorney’s fees, judgments, fines and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of us. We will also bear expenses of such litigation for any of our directors, officers, employees or agents upon such persons promise to repay us therefor if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification

ITEM 7.

        Exemption from Registration Claimed.

Not Applicable.

ITEM 8.

        EXHIBITS.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit	Description
4.1*	China Public Security Technology, Inc. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on June 13, 2007)
5.1	Opinion of Broad and Cassel, Attorneys at Law
23.1	Consent of GHP Horwath, P.C.
23.2	Consent of Madsen & Associates CPAs, Inc.
23.3	Consent of Broad and Cassel, Attorneys at Law (included in Exhibit 5.1)
24.1	Power of Attorney (included on the Signature Page to this Registration Statement)

________________

* Incorporated by reference.

ITEM 9.

        UNDERTAKINGS.

(A)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

To include any additional or changed material information with respect to the plan of distribution not previously disclosed in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Shenzhen, People’s Republic of China, on this 27th day of June, 2007.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

By	/s/ Jiang Huai Lin
Jiang Huai Lin
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Jiang Huai Lin his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 27, 2007.

SIGNATURE	TITLE

/s/ Jiang Huai Lin Jiang Huai Lin	Chief Executive Officer, President and Chairman (Principal Executive Officer)

/s/ William Ho William Ho	Chief Financial Officer (Principal Financial Officer)

/s/ Zhi Xiong Huang Zhi Xiong Huang	Chief Operating Officer and Director

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Index to Exhibits

Exhibit	Description
4.1*	China Public Security Technology, Inc. 2007 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K, filed on June 13, 2007)
5.1	Opinion of Broad and Cassel, Attorneys at Law
23.1	Consent of GHP Horwath, P.C.
23.2	Consent of Madsen & Associates CPAs, Inc.
23.3	Consent of Broad and Cassel, Attorneys at Law (included in Exhibit 5.1)
24.1	Power of Attorney (included on the Signature Page to this Registration Statement)

________________

* Incorporated by reference.